Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the (i) Webster Financial Corporation Amended and Restated 1992 Stock Option Plan, and (ii) Webster Bank Retirement Savings Plan, of our reports dated (i) February 29, 2016, with respect to the consolidated balance sheets of Webster Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of Webster Financial Corporation, and (ii) June 26, 2015, with respect to the Statements of Net Assets Available for Benefits of Webster Bank Retirement Savings Plan as of December 31, 2014 and 2013, the related Statements of Changes in Net Assets Available for Benefits for the years then ended, the related notes to the financial statements, and the supplemental Schedule H, line 4i—Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the Annual Report on Form 11-K of Webster Bank Retirement Savings Plan for the fiscal year ended December 31, 2014.

/s/ KPMG LLP

Hartford, Connecticut

June 16, 2016